                AMENDMENT NO. 1 TO STOCKHOLDER RIGHTS AGREEMENT

     THIS AMENDMENT (this "Amendment") is made and entered into on and effective as of the 7th day of August, 2001 by and between DISCOUNT AUTO PARTS, INC., a Florida corporation (the "Company" or "DAP"), and MELLON INVESTOR SERVICES LLC, formerly known as CHASEMELLON SHAREHOLDER SERVICES, L.L.C., a New Jersey limited liability company (the "Rights Agent") with respect to that certain STOCKHOLDER RIGHTS AGREEMENT dated the 21st day of November, 2000 by and between DAP and the Rights Agent (the "Rights Agreement").

     WHEREAS, DAP, Advance Auto Parts, Inc., a Delaware corporation ("New Holding") and AAP Acquisition Corporation, a Florida corporation and a direct, wholly-owned subsidiary of New Holding ("Merger Sub"), among others, intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will merge with and into DAP (the "Merger"); and

     WHEREAS, simultaneously with the execution and delivery of the Merger Agreement, Fontaine Industries Limited Partnership (the "Principal Stockholder), Peter J. Fontaine, and the Peter J. Fontaine Revocable Trust intend to enter into (i) an agreement (the "Fontaine Voting Agreement") pursuant to which the Principal Stockholder will agree to, among other things, vote in favor of the Merger and to grant a proxy to Advance Stores Company, Incorporated, a Virginia corporation ("ASCI"), (ii) an agreement (the "Stock Option Agreement") pursuant to which the Principal Stockholder will grant to ASCI an option to purchase shares of the Common Stock of DAP owned by it;

     WHEREAS, simultaneously with the execution and delivery of the Merger Agreement, Advance Holding Corporation, a Virginia corporation, ("Holding") and certain of the stockholders of Holding intend to enter into an agreement (the "Advance Voting Agreement") pursuant to which the parties to the Advance Voting Agreement will agree, among other things, to vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby;

     WHEREAS, pursuant to and in compliance with the Rights Agreement, DAP and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment to reflect and permit the foregoing.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto hereby agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended to add the following at the end of the existing definition of "Acquiring Person" thereunder:

        Anything in this Agreement to the contrary notwithstanding, "Acquiring Person" shall not include either Advance Holding

Amendment to Stockholder Rights Agreement                                 Page 2

    Corporation, a Virginia corporation ("Holding"), Advance Auto Parts, Inc., a Delaware corporation ("New Holding"), AAP Acquisition Corporation, a Florida corporation and a direct, wholly-owned subsidiary of New Holding ("Merger Sub"), Advance Stores Company, Incorporated, a Virginia corporation and a direct, wholly-owned subsidiary of Holding ("ASCI"), any party to the Advance Voting Agreement or the Fontaine Voting Agreement, or any Affiliate or Associate of any of them, by virtue of the approval, execution, delivery, or performance of the Operative Documents or the consummation of the transactions contemplated thereby, including without limitation the purchase of Common Stock through the exercise of any option granted pursuant to the Option Agreement or the acquisition or exercise of voting power pursuant to the Fontaine Voting Agreement or the Advance Voting Agreement.

2. Section 1 of the Rights Agreement is hereby amended to add the following new Sections 1(y), 1(z), 1(aa), 1(bb), and 1(cc) immediately after Section 1(x)

    (y) "Advance Voting Agreement" shall mean that certain Voting Agreement dated as of August 7, 2001 by and among Holding and certain of the stockholders of Holding.

    (z) "Fontaine Voting Agreement" shall mean that certain Irrevocable Proxy and Voting Agreement dated as of August 7, 2001 by and among Fontaine Industries Limited Partnership, Peter Fontaine, the Peter Fontaine Revocable Trust, Holding, and ASCI.

    (aa) "Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of August 7, 2001 by and among the Company, Holding, New Holding, Merger Sub, and ASCI.

    (bb) "Operative Documents" shall mean the Merger Agreement, the Option Agreement, the Fontaine Voting Agreement, and the Advance Voting Agreement, including any document, instrument or agreement executed, delivered or entered into pursuant to or contemplated by the Merger Agreement, the Option Agreement, the Fontaine Voting Agreement, or the Advance Voting Agreement.
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Amendment to Stockholder Rights Agreement                                 Page 3

    (cc) "Option Agreement" shall mean that certain Stock Option Agreement dated as of August 7, 2001 by and among Fontaine Industries Limited Partnership, Peter J. Fontaine, the Peter Fontaine Revocable Trust, Holding, and ASCI.


3. Section 3(c) of the Rights Agreement is hereby amended by substituting in place of the first sentence and inset legend therein the following:

    Certificates issued for Common Stock (including, without limitation, upon transfer of outstanding Common Stock, disposition of Common Stock out of treasury stock or issuance or reissuance of Common Stock out of authorized but unissued shares) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them a legend substantially as follows:

       This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Stockholder Rights Agreement between the Corporation and Mellon Investor Services LLC, formerly known as ChaseMellon Shareholder Services, L.L.C., dated as of November 21, 2000 and as amended as of August 7, 2001, as the same may be further amended from time to time (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Corporation will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights owned by or transferred to any Person who becomes an Acquiring Person (as defined in the Rights Agreement) and certain transferees thereof will become null and void and will no longer be transferable.

4. Section 7(a) of the Rights Agreement is hereby amended and restated as follows:

    (a) Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered

Amendment to Stockholder Rights Agreement                                 Page 4

        holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly and properly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the earliest of (i) the Close of Business on December 13, 2010 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) immediately before the effective time of the merger of Merger Sub with and into the Company pursuant to the Merger Agreement.

5. The Rights Agreement is hereby amended to add a new Section 35 which shall read in its entirety as follows:

        Anything in this Agreement to the contrary notwithstanding, neither (A) the announcement, approval, execution, delivery, or performance of any of the Operative Documents, (B) the acquisition of Beneficial Ownership of the Common Stock of the Company (i) as a result of the merger of Merger Sub with and into the Company pursuant to the Merger Agreement or
        (ii) pursuant to any of the Operative Documents nor (C) the consummation of any transaction contemplated by any of the Operative Documents shall directly or indirectly, immediately or with the passage of time (i) cause Holding, New Holding, Merger Sub, ASCI, any party to the Fontaine Voting Agreement, any party to the Advance Voting Agreement, or any Affiliate or Associate of any of them, to be deemed an Acquiring Person,
        (ii) give rise to a Distribution Date or a Stock Acquisition Date, or
        (iii) result in any Right becoming exercisable.

6.      The Form of Right Certificate attached to the Rights Agreement as
        Exhibit A is hereby amended by changing the phrase "dated as of November 21, 2000 as the same may be amended from time to time" appearing in the first paragraph in the body thereof to read "dated as of November 21, 2000, as amended as of August 7, 2001 and as the same may be further amended from time to time."
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Amendment to Stockholder Rights Agreement                                 Page 5

7. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

8. This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

11. Capitalized terms used without other definition in this Amendment shall be used as defined in the Rights Agreement.

12. This Amendment shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.
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Amendment to Stockholder Rights Agreement                                 Page 6

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                                    DISCOUNT AUTO PARTS, INC.


                                    By:    /s/ Peter J. Fontaine
                                           ---------------------
                                    Name:  Peter J. Fontaine
                                           ---------------------
                                    Title: CEO
                                           ---------------------


                                    MELLON INVESTOR SERVICES LLC
                                    (f/k/a ChaseMellon Shareholder Services,
                                    L.L.C.)


                                    By:    /s/ Cynthia Pacolay
                                           --------------------
                                    Name:  Cynthia Pacolay
                                           --------------------
                                    Title: Vice President
                                           --------------------